Exhibit 99.1

PRESS RELEASE

  IDT Reports Results for First Quarter Fiscal 2010

NEWARK, NJ — December 10, 2009:  IDT Corporation (NYSE: IDT; IDT.C) released today financial results for its first quarter of fiscal 2010 ended October 31, 2009.  The Company has scheduled a webcast for 5:30 PM Eastern today to discuss its financial and operational results.

FIRST QUARTER HIGHLIGHTS*

▪	Revenues of $327.3 million - down 18.9%.
▪	Gross profit of $69.2 million - down 23.9%.
▪	Gross margin percentage of 21.1% - down 140 basis points.
▪	Selling, general and administrative (SG&A) expense of $57.1 million - down 33.3%.
▪	Adjusted EBITDA of $9.5 million - increased from $2.0 million.
▪	Income from operations of $0.2 million - compared to a loss from operations of $12.1 million
▪	Net loss attributable to IDT of $3.5 million - down from a loss of $37.3 million.
▪	Net loss attributable to IDT per share of $0.17 - down from a loss per share of $1.53.
▪	Cash, cash equivalents and marketable securities were $187.0 million at October 31, 2009, including $20.3 million in restricted cash, cash equivalents and marketable securities.
▪	Net cash provided by operating activities of $2.2 million.

*Unless otherwise indicated, all operational results in this release refer to the first quarter of IDT’s 2010 fiscal year – the quarter ended October 31, 2009, and all comparisons are for the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009.

NOTE: Adjusted EBITDA for all periods presented is a non-GAAP measure representing income (loss) from operations exclusive of depreciation and amortization, restructuring charges, and impairments.  It is one of several key metrics used by management to evaluate the operating performance of the Company and its individual business units.

MANAGEMENT COMMENTS

IDT’s Chairman and CEO, Howard Jonas, said, “Our restructuring program is substantially complete and we are benefitting from a significantly improved cost structure – particularly reduced SG&A at the corporate and operating division levels – as a result.  In fiscal 2010, we will aggressively pursue strategies to grow revenues in both our core IDT Telecom and Genie Energy subsidiaries while continuing to invest modestly in several promising initiatives.”

OVERALL OPERATIONAL RESULTS

IDT revenues for the first quarter of fiscal 2010 were $327.3 million, a decline of 18.9% compared to Q1 2009, and a decline of 4.6% sequentially.  Revenue declined 14.9% and 40.0% at IDT Telecom and IDT Energy, respectively, compared to the prior year.  Sequentially, IDT Telecom revenue declined 6.3%, while IDT Energy revenue rose 9.0%.

IDT generated $69.2 million in gross profit compared to $90.9 million in the year ago quarter, a 23.9% decline year over year. The gross margin percentage decreased 140 basis points year over year and decreased 170 basis points sequentially to 21.1%.

SG&A expense totaled $57.1 million, a 33.3% reduction compared to the year ago quarter.  Corporate SG&A of $5.5 million was 49.8% below the year ago period. The reduction was primarily attributable to decreases in personnel expenses, legal fees, consulting fees and other professional fees, partially offset by an increase in stock-based compensation expense.

Adjusted EBITDA totaled $9.5 million, an increase compared to Q1 2009 when the Company generated $2.0 million in Adjusted EBITDA.  Adjusted EBITDA declined 28.9% sequentially.

Income from operations was $0.2 million, including the impact of $9.4 million in depreciation and amortization costs.  Depreciation and amortization costs have declined in recent quarters primarily due to property, plant and equipment becoming fully depreciated and reflecting the lower capital expenditures required as a result of IDT Telecom’s migration of its global network from dedicated capacity TDM circuits to burstable Internet protocol circuits.  In the year ago quarter, the loss from operations was $12.1 million, including the impact of $12.9 million in depreciation and amortization costs.  The loss from operations in Q4 2009 was $0.2 million (after reclassification of certain businesses between continuing and discontinued operations).

The loss from continuing operations was $3.5 million during Q1 2010 compared to $35.5 million in Q1 2009.  (For the first quarter of fiscal 2010, our discontinued operations include CTM Media Holdings, Inc., and in all other periods presented, our discontinued operations include (1) CTM Media Holdings, Inc. (2) IDT Carmel, (3) UTA’s calling card distribution business in the Dominican Republic, (4) our ethnic grocery brand food distribution business, and (5) our interest in certain real estate in Palo Alto, CA real estate.  Please see the “Other Recent Developments” section below for a discussion of the spin-off of CTM Media Holdings and IDT Telecom’s European prepaid financial services business.)

Net loss attributable to IDT (formerly referred to as net loss before minority interest) was $3.5 million, or $0.17 per share, compared to net loss attributable to IDT of $37.3 million, or $1.53 per share, in the year ago quarter, and net income attributable to IDT of $7.2 million, or $0.35 per share, in the prior quarter.

The weighted-average number of shares outstanding used to calculate earnings per share was 20.2 million, 24.3 million and 20.9 million for Q1 2010, Q1 2009 and Q4 2009, respectively.

OPERATING RESULTS BY SEGMENT

IDT TELECOM
Revenues at IDT Telecom declined to $285.6 million in Q1 2010, down 14.9% from the year ago quarter, and down 6.3% sequentially.

Gross margin percentage was 18.7%, down 220 basis points from the year ago quarter and down 320 basis points sequentially, on gross profit of $53.3 million.

SG&A expense declined to $44.5 million, a 27.1% reduction year over year, and a 12.5% decline sequentially.

Adjusted EBITDA was $7.5 million, an 8.0% increase year over year, and a 48.7% decline sequentially.

Depreciation and amortization expense declined to $8.4 million compared to $11.4 million in Q1 2009.

Loss from operations was $0.9 million, compared to a loss of $3.7 million for the same period a year ago and income from operations of $3.3 million in the previous quarter.

Telecom Platform Services - TPS (Wholesale Carrier and Retail Communications Services)
Telecom Platform Services revenues during the quarter fell to $275.2 million, down 14.0% year over year.  Total minutes declined to 4.8 billion, down 5.8% year over year, as a result of the decline in minutes-of-use utilized by our retail communications businesses, partially offset by a slight rise in wholesale minutes.

Despite the slight growth in wholesale carrier minutes during Q1, wholesale carrier revenues declined by 12.5% year over year, as competition in this market continues to intensify.

Global retail revenues fell 15.4% compared to Q1 2009, and 3.9% on a sequential basis, primarily due to continued competitive pressures.  Following the acquisition of the remaining interest in its UTA calling card distribution subsidiary in Q4 of fiscal 2009, IDT Telecom focused on marketing and distributing a newly launched calling card brand for the U.S. market.  This initiative helped to slow the rate of decline in U.S. calling card revenues during Q1 2010.

In addition, IDT Telecom is continuing to expand its international mobile top-up product line in the U.S., and expects to aggressively grow this business and add new destinations in the coming year.  This product enables customers to transfer minutes purchased in the U.S. directly to accounts held by friends and family at participating wireless carriers overseas.

Year over year, Europe and Asia retail revenue grew on the strength of aggressive pricing and new calling card offerings, while retail revenues in South America declined.

Gross margin for TPS fell to 17.2%, a 220 basis point decrease from the year ago period.  The investments in our new calling card brand in the U.S. and in our aggressively priced calling cards in Europe, as well as the growth in international mobile top-up sales - a relatively low margin business – were largely responsible for the margin decline.

TPS’ SG&A expense was reduced to $42.6 million in Q1 2010, down 26.2% compared to Q1 2009.  Significant reductions in headcount and compensation, as well as in legal services and facilities costs, accounted for most of the improvement.

TPS generated $3.6 million in Adjusted EBITDA, up from $1.0 million in the year-ago period but down from the $11.2 million achieved in the previous quarter.  TPS’ loss from operations was $4.8 million, a 48.6% improvement year over year, aided by declining depreciation and amortization costs throughout the year.

Consumer Phone Services - CPS
Consumer Phone Services, which includes both bundled (unlimited local and long distance) services customers as well as long distance-only customers, has been in “harvest mode” since fiscal 2006.  Revenues declined in line with expectations, to $10.4 million for Q1 2010, down 32.7% from Q1 2009.

Gross margin for this segment climbed to 58.1% from 52.4% in the year ago quarter.

CPS’ SG&A expenses were reduced to $1.9 million, a 42.7% reduction year over year, as operational costs are being continuously adjusted to the needs of the declining business.  CPS’ income from operations was $3.9 million, a 30.6% decline year over year.

GENIE ENERGY
Genie Energy includes our IDT Energy segment - an ESCO operating in New York State - and our Alternative Energy segment. The Alternative Energy segment includes our interest in AMSO, LLC - our U.S. oil shale joint venture, and Israel Energy Initiatives, Ltd., our alternative energy venture in Israel.

IDT Energy
IDT Energy’s revenues, were $40.3 million during Q1 2010, a 40.0% decline compared to Q1 2009, primarily reflecting declines in the average rates charged to customers for both electricity and gas.  Electric rates declined 37.8%, while gas rates declined 41.1% corresponding to declines in the underlying commodity costs.  Revenues rose 9.0% sequentially primarily on the strength of somewhat higher gas and electric rates compared to the prior quarter.

The total number of meters served on October 31, 2009 was approximately 372,000, comprised of 159,000 gas and 213,000 electric meters.  Total meters were down 5.1% year over year and 6.3% sequentially.

Gross meter acquisitions for the quarter were 13,600 compared to 92,100 during Q1 2009.  The slower pace of meter acquisitions resulted from the restructuring of IDT Energy’s sales and marketing program undertaken during Q4 2009 to reduce churn and target higher value customers, and from lower energy prices which tends to decrease the productivity of sales and marketing efforts.

During the quarter, acquisitions were more than offset by customer churn, which resulted in a net loss of approximately 25,000 meters for the quarter.  The rate of churn fell significantly compared to the first quarter a year ago, from 6.07% in Q1 2009 to 2.69% in Q1 2010.

Gross margin rose to 36.3% from 30.1% during the year ago period.  IDT’s management does not believe that this level of gross margin is sustainable on a consistent basis going forward.  However, IDT Energy has been successful in maintaining strong margins despite fluctuating market conditions over the past several quarters.

SG&A expense was reduced to $4.1 million, a 52.8% decline compared to the year ago period, primarily reflecting reduced customer acquisition costs due to the decrease in the number of new customers acquired as a result of a sales and marketing restructuring initiated during Q4 2009, as well as reduced compensation expense and reduced billing related fees.

Adjusted EBITDA declined to $10.5 million from $11.1 million in Q1 2009.  Sequentially, Adjusted EBITDA increased 108.8%.

Income from operations was $10.5 million, a 5.5% decline compared to Q1 2009, and a 109.8% increase sequentially.

Alternative Energy
Alternative Energy costs reported within research and development expense of $1.2 million currently consist of costs of our Israel Energy Initiatives business only, since AMSO, LLC is accounted for using the equity method.  IEI began the resource appraisal and characterization study on its oil shale Exploration and Production License area in the third quarter of calendar 2009. A subsequent pilot stage will be used to determine technical and economic viability and as a basis for application for the required permits and approvals for a future commercial project.

Alternative Energy had Adjusted EBITDA and loss from operations of $1.5 million compared to $0.9 million in Q1 2009.

In March 2009, Total acquired a 50% interest in AMSO, LLC in exchange for cash paid to us of $3.2 million and Total’s commitment to fund the majority of AMSO, LLC’s research, development and demonstration expenditures. AMSO no longer consolidates AMSO, LLC as of the closing of the transaction with Total, instead, AMSO accounts for its 50% ownership interest in AMSO, LLC using the equity method. AMSO’s equity in the net loss of AMSO, LLC of $0.4 million is included in “Other expense, net” in IDT’s consolidated statement of operations.

AMSO, LLC intends to initiate a pilot heating test to confirm the accuracy of several of the key underlying assumptions of its proposed in-situ heating and retorting process at the end of calendar 2010 or early in 2011.  In parallel, AMSO, LLC will be developing other technologies to address carbon management and advanced heating techniques. Upon successful completion of the test, it expects to design and implement a larger scale demonstration to further test its process and operations under commercial conditions, and assess scalability to commercial levels.

BALANCE SHEET AND STATEMENT OF CASH FLOWS HIGHLIGHTS

At October 31, 2009, IDT reported cash, cash equivalents and marketable securities of $187.0 million, including $20.3 million in restricted cash, cash equivalents and marketable securities.  The comparable figures at July 31, 2009 were $188.6 million and $70.1 million, respectively.

During Q4 2009, IDT Energy entered into a multi-year agreement with BP Energy whereby BP became its preferred supplier of electricity and natural gas in New York State.  As a result, $57.0 million in letters of credit outstanding at July 31, 2009 representing collateral for IDT Energy’s purchases of electricity and natural gas (and was secured by restricted cash, cash equivalents and marketable securities) was reduced to $7.0 million as of October 31, 2009.

Net cash provided by operating activities totaled $2.2 million in Q1 2010, compared to net cash used in operating activities of $52.4 million in Q1 2009.

OTHER RECENT DEVELOPMENTS

On September 30, 2008, IDT received notice from the New York Stock Exchange (NYSE) that it was no longer in compliance with the NYSE’s $100 million market capitalization threshold required for continued listing.  IDT has until March 2010 to regain compliance with the $100 million market capitalization requirement.  As of December 8, 2009, IDT had a trailing 30-day average market capitalization of $83.5 million.

On September 14, 2009, IDT completed the spin-off to its stockholders of the equity of CTM Media Holdings, Inc. (formerly the Local Media Group of IDT), which holds CTM Media Group, a majority interest in IDW Publishing and WMET 1160AM.  CTM Media Holdings Class A and Class B common stock are quoted on the Pink OTC Markets under the ticker symbols CTMMA and CTMMB, respectively. Cash and cash equivalents of CTM Media Holdings and its subsidiaries of $9.8 million were deconsolidated as a result of this spin-off. In addition, CTM Media Holdings and its subsidiaries were reclassified to discontinued operations in Q1 2010 and in all prior periods, which reduced Q4 2009 income from operations by $1.3 million.

On October 13, 2009, IDT Spectrum, an IDT subsidiary, began accepting offers for its portfolio of 38 GHz and 28-31 GHz spectrum licenses. Although no offers were submitted prior to the November 12, 2009 deadline, IDT continues in discussions with interested parties.

On October 21, 2009, Jim Courter retired as CEO of IDT Corporation.  As previously announced, Mr. Courter is continuing as the Company's non-executive Vice Chairman of the Board.  Howard Jonas, the Company’s Chairman, assumed the additional position of Chief Executive Officer.

During Q4 2009, IDT entered into an agreement for the sale of its European prepaid financial services business (EPP) and reported EPP as discontinued operations. On October 31, 2009, as a result of certain events that indicated that the buyer was unlikely to complete the transaction, IDT concluded that this sale was no longer probable. Therefore, EPP no longer met the criteria to be classified as held for sale and reported as discontinued operations. Accordingly, EPP’s assets, liabilities, results of operations and cash flows are classified as continuing operations for all periods presented.

During Q1 2010, IDT purchased an aggregate of 0.6 million shares of its Class B Common Stock and Common Stock for $1.5 million under an existing stock buyback program.  As of December 8, 2009, 5.5 million shares remained authorized for repurchase under the current stock buyback program.

IDT EARNINGS WEBCAST INFORMATION & SUPPLEMENTAL INFORMATION

▪	The earnings webcast is scheduled for today, December 10, 2009, at 5:30 PM Eastern time.
▪	The webcast may be accessed by visiting the IDT Corporation website at www.idt.net, and through www.InvestorCalendar.com.
▪	Windows Media software is required to listen to the streaming feed. Please allow at least 15 minutes to download any necessary audio software prior to the webcast.
▪
An archived copy of the webcast will be available on the Investor Relations page of the IDT website, at http://www.idt.net/about/ir/overview.asp under the “Presentations” heading for at least one year after the webcast.

▪
Copies of this release - which includes a reconciliation of the Non-GAAP financial measures that are both used herein and discussed during the webcast - are available in the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

▪
Pursuant to the format utilized in prior quarters, the earnings announcement  webcast will not include a Q&A session.  In lieu of asking questions during the webcast, investors and others interested in the Company are invited to e-mail questions to invest@idt.net.  The Company will accept questions received through close of business on December 11, 2009.  Questioners must identify themselves by name and (if applicable) firm. When management can constructively answer the question, the initial question, the questioner’s name and firm’s name, and management’s response will be posted in a document available on the IDT Corporation’s website and in a Form 8-K filing as early as December 16, 2009 following the market close.

ABOUT IDT CORPORATION

IDT Corporation (www.idt.net) is a consumer services company with operations primarily in the telecommunications and energy industries.  IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our prepaid calling card business, our wholesale telecommunication businesses and our retail energy business; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our products and services; the business and regulatory evolution of and competition and unfair business practices in, the energy services business in New York State; financial stability of our major customers; our ability to reduce our losses and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
william.ulrey@idt.net
973-438-3838

IDT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31, 2009	July 31, 2009
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$166,189	$117,902
Restricted cash and cash equivalents	15,214	64,992
Marketable securities	5,594	5,702
Trade accounts receivable, net of allowance for doubtful accounts of $12,851 at October 31, 2009 and $15,740 at July 31, 2009	116,312	138,697
Prepaid expenses	18,829	17,597
Investments—short-term	2,420	631
Other current assets	18,786	17,394
Assets of discontinued operations	—	18,790
Total current assets	343,344	381,705
Property, plant and equipment, net	116,324	129,066
Goodwill	17,423	17,275
Licenses and other intangibles, net	4,900	5,350
Investments—long-term	9,833	13,099
Other assets	12,270	13,125
Total assets	$504,094	$559,620

Liabilities and equity
Current liabilities:
Trade accounts payable	$62,330	$68,120
Accrued expenses	139,608	159,032
Deferred revenue	71,195	67,505
Income taxes payable	2,031	2,031
Capital lease obligations—current portion	6,583	7,058
Notes payable—current portion	585	820
Other current liabilities	5,121	4,852
Liabilities of discontinued operations	—	5,496
Total current liabilities	287,453	314,914
Capital lease obligations—long-term portion	3,996	5,211
Notes payable—long-term portion	36,439	43,281
Other liabilities	16,363	16,772
Total liabilities	344,251	380,178
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000; 9,241 and 9,241 shares issued and 3,811 and 4,202 shares outstanding at October 31, 2009 and July 31, 2009, respectively	92	92
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and outstanding at October 31, 2009 and July 31, 2009	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 23,193 and 22,913 shares issued and 15,607 and 15,503 shares outstanding at October 31, 2009 and July 31, 2009, respectively	232	229
Additional paid-in capital	708,014	720,804
Treasury stock, at cost, consisting of 5,430 and 5,039 shares of common stock and 7,586 and 7,410 shares of Class B common stock at October 31, 2009 and July 31, 2009, respectively	(295,370)	(293,901)
Accumulated other comprehensive income	1,969	953
Accumulated deficit	(255,397)	(251,916)
Total IDT Corporation stockholders’ equity	159,573	176,294
Noncontrolling interests	270	3,148
Total equity	159,843	179,442
Total liabilities and equity	$504,094	$559,620

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended October 31,
	2009	2008
	(In thousands, except per share data)
Revenues	$327,329	$403,792
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	258,176	312,933
Selling, general and administrative (i)	57,099	85,554
Depreciation and amortization	9,383	12,862
Bad debt	448	1,636
Research and development	2,109	1,644
Restructuring and impairment charges	(41)	1,214
Total costs and expenses	327,174	415,843
Income (loss) from operations	155	(12,051)
Interest (expense) income, net	(1,332)	358
Other expense, net	(1,188)	(20,998)
Loss from continuing operations before income taxes	(2,365)	(32,691)
Provision for income taxes	(1,152)	(2,800)
Loss from continuing operations	(3,517)	(35,491)
Discontinued operations, net of tax:
Income (loss) from discontinued operations	7	(1,900)
Loss on sale of discontinued operations	(147)	(231)
Total discontinued operations	(140)	(2,131)
Net loss	(3,657)	(37,622)
Net loss attributable to noncontrolling interests	176	364
Net loss attributable to IDT Corporation	$(3,481)	$(37,258)

Amounts attributable to IDT Corporation common stockholders:
Loss from continuing operations	$(3,441)	$(35,106)
Loss from discontinued operations	(40)	(2,152)
Net loss	$(3,481)	$(37,258)

Earnings per share attributable to IDT Corporation common stockholders:
Basic and diluted:
Loss from continuing operations	$(0.17)	$(1.44)
Loss from discontinued operations	—	(0.09)
Net loss	$(0.17)	$(1.53)

Weighted-average number of shares used in calculation of basic and diluted earnings per share	20,190	24,320

(i)Stock-based compensation included in selling, general and administrative expenses	$1,205	$1,323

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended October 31,
	2009	2008
	(in thousands)
Net cash provided by (used in) operating activities	$2,227	$(52,397)
Investing activities
Capital expenditures	(2,824)	(2,508)
Repayment of notes receivable, net	50	15
Investment	(303)	—
Proceeds from sale and redemption of investments	507	5,000
Restricted cash and cash equivalents	49,778	(17,977)
Proceeds from sales of buildings	5,150	—
Proceeds from sales and maturities of marketable securities	—	52,312
Purchases of marketable securities	—	(19,890)
Net cash provided by investing activities	52,358	16,952
Financing activities
Cash of subsidiaries deconsolidated as a result of the CTM Spin-Off	(9,775)	—
Distributions to holders of noncontrolling interests in subsidiaries	(649)	(299)
Proceeds from sale of stock of subsidiary	—	987
Repayments of capital lease obligations	(1,689)	(2,180)
Repayments of borrowings	(183)	(251)
Repurchases of common stock and Class B common stock	(1,468)	(2,894)
Net cash used in financing activities	(13,764)	(4,637)
Discontinued operations
Net cash provided by (used in) operating activities	930	(632)
Net cash (used in) provided by investing activities	(44)	3,224
Net cash used in financing activities	(471)	(675)
Net cash provided by discontinued operations	415	1,917
Effect of exchange rate changes on cash and cash equivalents	571	(4,320)
Net increase (decrease) in cash and cash equivalents	41,807	(42,485)
Cash and cash equivalents (including discontinued operations) at beginning of period	124,382	164,886
Cash and cash equivalents (including discontinued operations) at end of period	166,189	122,401
Less cash and cash equivalents of discontinued operations at end of period	—	(6,084)
Cash and cash equivalents (excluding discontinued operations) at end of period	$166,189	$116,317
Supplemental schedule of non-cash financing and investing activities
Mortgage note payable settled in connection with the sale of building	$(6,137)	$—

Net assets excluding cash and cash equivalents of subsidiaries deconsolidated as a result of the CTM Spin-Off	$(6,014)	$—

Reconciliation of Non-GAAP Financial Measures for the First Quarter of Fiscal Year 2010

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT’s earnings release for the first quarter of fiscal 2010 also disclosed Adjusted EBITDA, which is a non-GAAP measure that contains certain adjustments to net loss or income (loss) from operations to eliminate the impact of certain items that management believes do not truly reflect IDT’s performance.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. IDT’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, research and development expense and bad debt expense.  Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and (1) add depreciation and amortization and (2) deduct/add restructuring and impairment charges. These additions and deductions are non-cash and/or non-recurring items in the relevant fiscal 2010 and fiscal 2009 periods.

Management believes that IDT’s Adjusted EBITDA measure provides useful information to both management and investors by excluding certain expenses and non-recurring gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to IDT’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. Adjusted EBITDA may also be an indicator of the strength and performance of IDT’s and the segment’s ongoing business operations, including the ability to fund capital expenditures, and meet working capital needs from current operations (as opposed to cash resources), and to incur and service debt. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net loss, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While IDT’s business may be capital intensive, IDT has significantly reduced its capital expenditures to date and going forward intends to incur capital expenditures at the reduced levels. Accordingly, IDT’s telecommunications network is less costly than in the past, therefore exclusion of depreciation and amortization charges from IDT’s operating results is a useful indicator of its current performance.

The restructuring and impairment charges are also excluded in the calculation of Adjusted EBITDA. Restructuring charges are substantially non-recurring and are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. In addition, restructuring charges are decreasing and are expected to remain at the reduced levels for the foreseeable future. Impairments are primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

The other calculation of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, research and development expense and bad debt expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net loss or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Following are reconciliations of Adjusted EBITDA to the most directly comparable GAAP measure – income (loss) from operations for both IDT’s reportable segments and for IDT on a consolidated basis.

IDT Corporation Reconciliation of Adjusted EBITDA to Net Loss (Income)
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Alternative Energy	All Other	Corporate
Three Months Ended October 31, 2009 (Q1 2010)
Revenues	$327.3	$275.2	$10.4	$40.3	$-	$1.5	$-
Direct cost of revenues	258.2	227.9	4.3	25.7	-	0.3	-
Selling, general and administrative	57.1	42.6	1.9	4.1	0.3	2.7	5.5
Bad debt	0.4	0.2	0.2	-	-	-	-
Research and development	2.1	0.9	-	-	1.2	-	-
Adjusted EBITDA	9.5	3.6	3.9	10.5	(1.5)	(1.5)	(5.5)
Subtract (Add):
Depreciation and amortization	9.4	8.4	-	-	-	0.6	0.3
Impairments	(0.1)	-	-	-	-	(0.1)	-
Restructuring charges	0.1	-	-	-	-	-	0.1
Income (loss) from operations	0.2	$(4.8)	$3.9	$10.5	$(1.5)	$(2.0)	$(6.0)
Interest expense, net	(1.3)
Other expense, net	(1.2)
Loss from continuing operations before income taxes	(2.4)
Provision for income taxes	(1.2)
Loss from continuing operations	(3.5)
Loss from discontinued operations	(0.1)
Net loss	(3.7)
Net loss attributable to noncontrolling interests	0.2
Net loss attributable to IDT Corporation	$(3.5)

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Alternative Energy	All Other	Corporate
Three Months Ended July 31, 2009 (Q4 2009)
Revenues	$343.0	$293.1	$11.6	$37.0	$-	$1.4	$-
Direct cost of revenues	265.0	232.4	5.5	27.6	-	(0.5)	-
Selling, general and administrative	62.7	48.5	2.4	4.3	0.1	1.8	5.6
Bad debt	0.9	0.6	0.3	-	-	-	-
Research and development	1.1	0.4	-	-	0.7	-	-
Adjusted EBITDA	13.4	11.2	3.4	5.0	(0.8)	0.1	(5.6)
Subtract:
Depreciation and amortization	11.8	10.6	-	-	-	0.8	0.3
Impairments	0.2	-	-	-	-	0.2	-
Restructuring charges	1.6	0.6	-	-	-	-	1.0
(Loss) income from operations	(0.2)	$-	$3.3	$5.0	$(0.8)	$(0.9)	$(6.9)
Interest expense, net	(1.6)
Other expense, net	(1.9)
Loss from continuing operations before income taxes	(3.7)
Benefit from income taxes	15.3
Income from continuing operations	11.6
Loss from discontinued operations	(2.5)
Net income	9.1
Net income attributable to noncontrolling interests	(1.9)
Net income attributable to IDT Corporation	$7.2

IDT Corporation Reconciliation of Adjusted EBITDA to Net Loss
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Alternative Energy	All Other	Corporate
Three Months Ended October 31, 2008 (Q1 2009)
Revenues	$403.8	$320.1	$15.4	$67.2	$-	$1.1	$-
Direct cost of revenues	312.9	258.1	7.3	47.0	-	0.6	-
Selling, general and administrative	85.6	57.8	3.4	8.7	0.1	4.6	11.1
Bad debt	1.6	2.4	(1.2)	0.4	-	-	-
Research and development	1.6	0.8	-	-	0.8	-	-
Adjusted EBITDA	2.0	1.0	5.9	11.1	(0.9)	(4.1)	(11.1)
Subtract (Add):
Depreciation and amortization	12.9	11.1	0.3	-	-	1.1	0.3
Impairments	-	-	-	-	-	-	-
Restructuring charges	1.2	(0.8)	-	-	-	0.7	1.3
(Loss) income from operations	(12.1)	$(9.3)	$5.6	$11.1	$(0.9)	$(5.9)	$(12.7)
Interest income, net	0.4
Other expense, net	(21.0)
Loss from continuing operations before income taxes	(32.7)
Provision for income taxes	(2.8)
Loss from continuing operations	(35.5)
Loss from discontinued operations	(2.1)
Net loss	(37.6)
Net loss attributable to noncontrolling interests	0.3
Net loss attributable to IDT Corporation	$(37.3)